Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
ISBA Announces First Quarter 2018 Dividend
Mt. Pleasant, Michigan, March 2, 2018 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a first quarter cash dividend of $0.26 per common share at its regular meeting held on February 28, 2018. The dividend will be payable on March 30, 2018 to shareholders of record as of March 28, 2018. Based on ISBA’s closing stock price of $27.20 as of February 28, 2018 the annual dividend yield is 3.82%.

“I am pleased to announce our first quarter dividend which represents a 4.00% increase over the cash dividend paid for the first quarter of 2017. Our continued success is a direct result of having dedicated employees, loyal customers, and committed shareholders”, commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation.

Headquartered in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 29 banking offices and a loan production office in seven counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.